EXHIBIT 99.2

News Release

2100 Highway 55 Medina, MN 55340-9770 763-542-0500 763-542-0599 fax

Contact:	Richard Edwards Polaris Industries Inc. 763-513-3477 Marlys Knutson Polaris Industries Inc. 763-542-0533

POLARIS TO EXIT MARINE BUSINESS
Declining personal watercraft market, continued operating losses led to decision

Minneapolis, MN (September 2, 2004) — Polaris Industries Inc. (NYSE/PSE: PII) announced today that it will cease to manufacture marine products effective immediately. Polaris will assist dealers in liquidating existing inventories and will continue to provide replacement parts, service and warranty to marine dealers and customers. The Company reported that the decision does not affect any of Polaris’ other product lines.

     “This was an extremely difficult decision for the Board of Directors of Polaris because our people are very proud and we have a proven record of succeeding in all we do,” said Polaris President and CEO Tom Tiller. “However, the personal watercraft industry and our position within the market simply is not where we need it to be for this division to be viable. This decision is designed to foster long-term growth and shareholder value.”

     Mr. Tiller cited several factors that influenced Polaris’ decision. He noted that the personal watercraft (PWC) market has been in decline for several years, leaving industry sales today at about half the size of the market from its peak in 1996 with uncertainty of recovery. In 2003, sales from the marine division comprised only three percent of total Company sales. Less than 25 percent of Polaris dealers in North America carry marine products, and it generally makes up a small percentage of their overall business. As technology and the distribution channel have evolved, the marine division’s lack of commonality with other Polaris product lines has created challenges for Polaris and its dealer base. Recently, the marine division has experienced escalating costs and increasing competitive pressures. The marine business has never been profitable for Polaris, and generated a pretax loss from operations of $13 million in 2003.

     “This decision will ultimately strengthen Polaris’ position in the powersports industry as we focus our research and development dollars and other resources on those product lines with greater growth potential, including our all-terrain vehicles (ATVs), utility vehicles, snowmobiles, Victory motorcycles and parts, garments and accessories,” said Tiller. “This should result in accelerated product innovation that Polaris is known for and customers have grown to expect and further solidify the Company’s strong financial performance.”

     “The impact of any significant action that we take on Polaris employees and the communities in which we live is certainly an important consideration for our organization,” stated Mr. Tiller. “The decision to exit the marine business will have minimal impact on the employment level at our manufacturing facilities.” The marine division employs 35 full time employees and 70 seasonal production employees in Medina, Minnesota, and Spirit Lake, Iowa. The assembly line in the Spirit Lake manufacturing facility that currently produces PWC and ATVs on a seasonal basis will be converted to focus exclusively on ATVs, and all hourly employees will be retained. Polaris remains committed to maintaining its strong presence in the Spirit Lake community. Fewer than 20 employees are expected to leave the Company as a result of this decision.

     The Company expects to record a loss on disposal of discontinued operations during the third quarter 2004 of approximately $36 million (or $24 million after tax, which represents $0.53 per diluted share) related to its decision to discontinue its marine division. This loss includes the estimated costs to support the dealers in selling their remaining inventory, additional incentives and discounts to encourage consumers to purchase remaining products, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of supplier arrangements. The marine division inventory at dealerships is at its lowest level in a number of years, which will minimize the financial impact of this decision on Polaris and its dealers.

Conference Call to be Held

     Today at 11:00 a.m. CDT Polaris Industries Inc. will host a conference call with analysts and investors related to this announcement. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada, or 706-634-4982 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available for one week after the call by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering Passcode 9723344, and for one week after the call on Polaris’ web site.

     Additional information regarding this announcement, including presentation slides to be used during the conference call, can be found in the Company’s Form 8-K filed today with the Securities and Exchange Commission, which is publicly available at www.sec.gov and on the Company’s web site at www.polarisindustries.com.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     With annual 2003 sales of $1.6 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

     Polaris is the recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

     Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding expected disposition charges and future investments, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; costs of canceling supplier arrangements; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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